Exhibit 5.1

[Letterhead of Farrell Fritz, P.C.]

[                     ], 2011

Gyrodyne Company of America, Inc.
1 Flowerfield
Suite 24
St. James, New York 11780

Ladies and Gentlemen:

We have acted as counsel to Gyrodyne Company of America, Inc., a New York corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (as may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase up to an aggregate of [        ] shares (the “Basic Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company (including the Over-Subscription Shares defined below, the “Rights Offering”).  In the event the Rights Offering is over-subscribed, the Company may decide, in its sole discretion, to offer up to an additional [        ] shares of Common Stock of the Company (the “Over-Subscription Shares”) to fulfill over-subscription requests.  The Over-Subscription Shares and the Basic Shares are referred to herein collectively as the “Rights Shares.”  The Registration Statement relates to the Subscription Rights and the Rights Shares that may be issued and sold by the Company upon exercise of the Subscription Rights.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, as amended to the date hereof, and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed.  As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

1.	The Restated Certificate of Incorporation of the Company, as amended to the date hereof;

2.	The Amended and Restated By-Laws of the Company, as amended to the date hereof;

3.	Certain resolutions adopted by the board of directors of the Company relating to the registration of the Securities, the terms of the Rights Offering and related matters;

4.	A specimen certificate representing the Common Stock;

5.	A specimen certificate representing the Subscription Rights; and

6.	Such other documents as we have considered appropriate for the purposes of this opinion.

Items 1 to 6 above are referred to in this letter as the “Company Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

The opinions expressed herein are limited to the Business Corporation Law of the State of New York, including the applicable provisions of the New York Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Based upon the foregoing examination and in reliance thereon, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The Subscription Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Subscription Rights as contemplated in the Prospectus, the Rights Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,